UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934.

Date of Report: January 17, 2003

                       GROUP MANAGEMENT CORP.
     (Exact name of registrant as specified in its Charter)

   Delaware                  0-32635              59-2919648
(State of Incorporation)  (Commission file number)  (IRS
Employer ID #)


          101 Marietta St., Suite 1070, Atlanta, GA   30303
          (Address of principal executive office)    (Zip
Code)

Registrant's telephone number: (404) 522-1202


Item 5: Other Events and Regulation FD Disclosure

Group Management has appointed Barry Corker to fulfill a vacancy on its Board of Directors.


     Barry Corker is a graduate of Georgia State University where he attained a Bachelor of Business Administration degree with an emphasis in Finance.

     He spent 10 years with Delta Airlines, Inc., serving in various customer service and marketing-related functions that included vendor negotiations, budget analysis, customer reliability studies and community affairs projects.
     Barry then left Delta Airlines in August of 1994 and began his career as a Financial Consultant with Merrill Lynch, Inc., where he served 5 and one-half years and graduated with honors from the coveted Professional Development Program (PDP) that is recognized in the financial industry as one of the most prestigious training avenues for Investment Advisors.
     In July of 1999 he left Merrill Lynch and opened an Independent office with Raymond James Financial Services where he served as Branch Manager and Financial Advisor to many high net-worth clients. After working 1 and one-half years under the Branch Manager arrangement, he then formed The Corker Capital Group, LLC and partnered with TD Waterhouse Institutional to provide extensive financial and investment advisory services along with research analysis for his existing clientele and community.

Barry is actively involved with many noted organizations within the Atlanta area. He serves tirelessly as Vice President of the Georgia State University Alumni Association. He is a member of the Board of Advisors for the Jesse Draper Boys & Girls Club and is a member of the Atlanta Business League. He is also a board representative with the African American Health Foundation.

Barry Corker is a NASD General Securities Principal (Series 24 license), holds a Series 7, Series 63 and Series 65 Registered Investment Advisor (RIA) licenses.
Barry is a recognized and dynamic public speaker in which he holds various seminars and workshops involving estate planning, tax reduction strategies and investment analysis procedures for business owners and non-profit organizations.

Group  Management Corp. is fortunate to have  an  individual
with   the  experience  necessary  to  operate  a  financial
subsidiary.







                          SIGNATURE

         Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has caused this report to be signed by the Chief Executive Officer.

                           Group Management Corp.

                            /s/ Thomas Ware
                         -----------------------------------
-
                            Thomas Ware, Chief Executive
Officer